UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 31, 2005

Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona (State or other Jurisdiction of Incorporation)	000-30138 (Commission File Number)	86-0394353 (IRS Employer Identification No.)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 31, 2005, we and our wholly-owned subsidiary, Audio Innovations, Inc. (“AII”), entered into a Third Amendment to Loan and Security Agreement with Wachovia Capital Finance Corporation (Western), a California corporation (“Wachovia”), as agent and lender. By this amendment, we have increased our current borrowing availability, lowered the cost of our borrowed capital, and modified certain financial covenants to provide more financial flexibility. In addition, the total commitment under the agreement has been reduced at our request from $35 million to $25 million to reflect our lower working capital needs. Also, the term of the agreement has been extended an additional year to March 29, 2008.
     Wachovia Capital Finance Corporation (Western) is the new name of Congress Financial Corporation (Western) with whom Rockford has had its primary credit facility since March 2004. Going forward, we will use the new Wachovia name to describe the facility.
     Consistent with our past practices with respect to the filing of amendments to our revolving asset-based credit facility, we anticipate that we will file the amendment as an exhibit to our quarterly report on Form 10-Q for the period ending September 30, 2005.
Item 7.01. Regulation FD Disclosure
     On August 31, 2005, Rockford issued a news release regarding the amendment of its credit facility with Wachovia. A copy of the news release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) The following exhibit is furnished herewith:
     99.1 News release of Rockford dated August 31, 2005, “Rockford Corporation Amends and Extends Credit Facility”.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 31, 2005

ROCKFORD CORPORATION
By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	News release of Rockford dated August 31, 2005, “Rockford Corporation Amends and Extends Credit Facility.”